Exhibit 23.3

CONSENT OF CROWE HORWATH LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cape Bancorp, Inc. on Form S-8 of our report dated March 16, 2009 with respect to the consolidated financial statements of Cape Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Cape Bancorp, Inc. for the year ended December 31, 2009 and our report dated August 5, 2009 appearing in the Annual Report on Form 11-K of Cape Bank Employees’ Savings and Profit Sharing & Trust (formerly Cape Savings Bank Employees’ Savings & Profit Sharing Plan & Trust) for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
July 19, 2010